Exhibit 8.1

[Form of Weil Tax Opinion]

[—], 2013

[MMR/Trust address]

RE:	Gulf Coast Ultra Deep Royalty Trust Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Gulf Coast Ultra Deep Royalty Trust (the “Trust”) with respect to certain legal matters in connection with the acquisition of McMoRan Exploration Co. (“MMR”) by Freeport-McMoRan Copper & Gold Inc. (“FCX”) (such acquisition referred to herein as the “merger”) under the terms of the Agreement and Plan of Merger dated December 5, 2012 (the “Merger Agreement”) and the offer of royalty trust units representing beneficial interests in the Trust. We have also participated in the preparation of a Registration Statement on Form S-4 (Registration No. 333-185742), as amended (the “Registration Statement”), to which this opinion is an exhibit.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Merger Agreement; (2) the Amended and Restated Royalty Trust Agreement of Gulf Coast Ultra Deep Royalty Trust (the “Trust Agreement”); (3) the Registration Statement, including factual representations of the Trust concerning its business, properties and governing documents as set forth therein; and (4) such documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of MMR and the Trust.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the merger set forth in the Merger Agreement and the Registration Statement: (2) the consummation of the merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement; (3) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the merger; and (4) that the merger will be reported by MMR, FCX and the Trust in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the merger and the ownership and disposition of the royalty trust units. No opinion is expressed as to any matter not discussed therein.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances as set forth in the representations described above, including in the Registration Statement or obtained through consultation, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

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